PolarityTE, Inc.

2019 Equity Incentive Plan

Notice of Restricted Stock Grant

You (the “Grantee”) have been granted by PolarityTE, Inc., a Delaware corporation (the “Company”) the following award of its restricted Common Stock (the “Restricted Stock”), par value $0.001 per share (the “Shares”), pursuant to the PolarityTE, Inc., 2019 Equity Incentive Plan (the “Plan”):

Name of Grantee:	[NAME]

Number of Shares of Restricted Stock Granted:	[NUMBER]

Effective Date of Grant:	[DATE]

Vesting and Period of Restriction:	[VESTING SCHEDULE]

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this grant of Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Agreement.

Grantee:		PolarityTE, Inc.

By:		By:
Name:	[NAME]	Name:	Richard Hague
		Title:	Chief Operating Officer

PolarityTE, Inc.

2019 Equity Incentive Plan

Restricted Stock Award Agreement

Section 1. Grant of Restricted Stock

(a) Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant (the “Grant Notice”) and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Grant Notice.

(b) Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Grant Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. Forfeiture and Transfer Restrictions

(a) Forfeiture Restrictions.

(i) If the Grantee’s employment or service is terminated for any reason other than (A) death, (B) “disability” (as defined in a written employment agreement between the Grantee and the Company), (C) by the Company without “cause” (as defined in a written employment agreement between the Grantee and the Company), or (D) by the Grantee for “good reason” (as defined in a written employment agreement between the Grantee and the Company), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.

(ii) If the Grantee’s employment or service is terminated (A) due to death, (B) due to “disability” (as defined in a written employment agreement between the Grantee and the Company), (C) by the Company without “cause” (as defined in a written employment agreement between the Grantee and the Company), or (D) by the Grantee for “good reason” (as defined in a written employment agreement between the Grantee and the Company), while Shares of Restricted Stock are subject to a Period of Restriction, the Period of Restriction with respect to such Shares shall lapse, and the Shares shall vest and become free of the forfeiture and transfer restrictions described in this Section 2, on the date of the Grantee’s termination of employment or service.

(iii) In the event there is a Change in Control as defined in the Plan while Shares of Restricted Stock are subject to a Period of Restriction, the Period of Restriction with respect to such Shares shall lapse, and the Shares shall vest and become free of the forfeiture and transfer restrictions described in this Section 2 immediately prior to the Change in Control event.

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(b) Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Shares are subject to a Period of Restriction.

(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Grant Notice. Subject to the terms of the Plan and Section 4(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.

Section 3. Stock Certificates

As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Except for the transfer restrictions, and subject to such other restrictions, if any, as determined by the Administrator (or its designee), the Grantee shall have all other rights of a holder of Shares, including the right to receive dividends paid (whether in cash or property) with respect to the Restricted Stock and the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Administrator (or its designee), if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 4. Miscellaneous Provisions

(a) Tax Withholding. Pursuant to Section 8.5 of the Plan, the Company shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Administrator (or its designee) may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Company may, at its sole discretion, accept as satisfaction of all or part of such withholding requirement Grantee’s tender of previously-owned Shares or Grantee’s request that the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction subject to any restrictions or limitations that the Administrator (or its designee), in its sole discretion, deems appropriate, and, to the extent the Administrator (or its designee) so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense.

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(b) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Grant Notice by the Company, the Board or the Administrator (or its designee).

(c) Notice. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(d) Section 83(b) Election. If Grantee makes an election pursuant to section 83(b) of the Code with respect to this Award, Grantee shall be required to promptly file a copy of such election with the Administrator (or its designee), file notice of the election with the Internal Revenue Service within thirty (30) days of the date of the grant and shall provide the required withholding to the Company pursuant to Section 4(a). Grantee is solely responsible for any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

(e) Choice of Law. This Agreement and the Grant Notice shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.

(j) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

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